Exhibit 99.1

Coach CFO Devine to Retire; Search Commencing for Successor

NEW YORK--(BUSINESS WIRE)--February 25, 2011--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced Michael F. Devine, III, will retire as Chief Financial Officer after nearly 10 years with the company. In order to facilitate a smooth transition, Mr. Devine is expected to stay until August 2011. The company is commencing a search for his successor.

“Mike has played a critical role in developing and executing the strategies that have driven our superior sales and earnings growth during his tenure with the company,” said Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc.

“Leading the finance function at Coach has been immensely gratifying both personally and professionally as the company has rapidly grown into a truly global brand,” said Mike Devine. “The company’s prospects have never been brighter and I look forward to watching its continued success as I pursue personal interests and spend more time with my family.”

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

CONTACT:
Coach, Inc.
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications